EXHIBIT 3.2.9

AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

INTERCALL TELECOM VENTURES, LLC

THIS AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of INTERCALL TELECOM VENTURES, LLC, a Delaware limited liability company (the “Company”), is adopted as of December 31, 2004 (the “Effective Date”), by the sole member of the Company, InterCall, Inc. (the “Member”).

WHEREAS, the Member is party to that certain Limited Liability Company Agreement of the Company, dated as of December 31, 2003 (the “Agreement”); and

WHEREAS, the Member desires to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements contained herein, the Member agrees as follows:

1. As of the Effective Date, new Section 13 shall be added to the Agreement to read as follows:

SECTION 13. TAX RETURNS AND ELECTIONS. If the Member so desires, it may take such steps, if any, to cause the Company to be disregarded as an entity separate from the Member for federal income tax purposes pursuant to Treasury Regulation 301.7701-3 and any corresponding state law provision. If the Company is required to file a federal and/or state income tax return, the Member shall prepare, or cause to be prepared, a federal and/or state income tax return for the Company; and, in connection therewith, make any appropriate or necessary elections, including elections with respect to the useful lives of the properties of the Company and the rates of depreciation or cost recovery on such properties.

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IN WITNESS WHEREOF, the Member has duly executed this Amendment effective as of the date first written above.

INTERCALL, INC.

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

LIMITED LIABILITY COMPANY AGREEMENT

OF

INTERCALL TELECOM VENTURES, LLC

The undersigned, being the sole member (the “Member”) of InterCall Telecom Ventures, LLC (the “Company”), hereby adopts, as of the 31st day of December, 2003, the following Limited Liability Company Agreement (this “Agreement”) in accordance with the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq., as amended from time to time (the “Delaware Act”).

SECTION 1. NAME. All Company business shall be conducted under the name InterCall Telecom Ventures, LLC or such other name(s) as the Member may authorize.

SECTION 2. PURPOSE. The Company is formed for the purpose of engaging in any legal business and all activities necessary or incidental thereto.

SECTION 3. MEMBERS.

(a) The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act. The undersigned shall be admitted as a Member of the Company upon the undersigned’s execution of this Agreement.

(b) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member. The Member may appoint, employ, or otherwise contract with other persons or entities for the transaction of business of the Company or the performance of services for or on behalf of the Company as the Member deems necessary or appropriate. The Member may delegate to any officer of the Company or to any other person or entity such authority to act on behalf of the Company as the Member may deem appropriate.

SECTION 4. LIMITED LIABILITY. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company,

SECTION 5. ALLOCATION OF PROFITS AND LOSSES. The Company’s profits and losses shall be allocated as determined by the Member.

SECTION 6. CAPITAL ACCOUNT. A capital account shall be maintained by the Company for the Member. The Member’s capital account shall be (a) increased by (i) the amount of money contributed by the Member, (ii) the fair market value of property contributed by the Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to), (iii) allocations to the Member of Company income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to the Member; and (b) decreased by (i) the amount of money distributed to the Member, (ii) the fair market value of property distributed to the Member (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (iii) allocations to the Member of Company loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

SECTION 7. OFFICERS.

(a) The officers of this Company shall be the President, the Secretary and the Treasurer, all of whom shall initially be elected as soon as convenient by the Member. Each officer shall hold office at the pleasure of the Member or until his or her earlier resignation, removal or other termination of his or her employment. Any person may hold more than one office if the duties can be adequately performed by the same person and to the extent permitted by the Delaware Act.

(b) The Member, in its discretion, may also at any time elect or appoint a Chief Executive Officer, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, and one or more Assistant Secretaries and Assistant Treasurers and such other officers as it may deem advisable, each of whom shall hold office at the pleasure of the Member or until his or her earlier death, resignation, retirement, removal or other termination of employment, and shall have such authority and shall perform such duties as may be prescribed or determined from time to time by the Member.

(c) Subject to such limitations and other conditions as the Member may from time to time prescribe or determine, the following officers shall have the following powers and duties:

(i) President. The President, unless otherwise designated by the Member, shall be the chief executive officer of the Company and shall be charged with general supervision of the management and policies of the Company and shall have such other powers and perform such other duties as the Member may prescribe from time to time.

(ii) Secretary. The Secretary or in his or her absence an Assistant Secretary shall keep the minutes of all meetings of the Member, give and serve all notices, attend to such correspondence as may be assigned to him or her, shall perform all of the duties commonly incident to his or her office and shall have such other duties and powers as may be prescribed or determined from time to time by the Member or by the President if the Member does not do so.

(iii) Treasurer. The Treasurer or in his or her absence an Assistant Treasurer, subject to the order of the Member, shall have the care and custody of the monies, funds, securities, valuable papers and documents of the Company and shall have, under the supervision of the Member, all the powers and duties

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commonly incident to his or her office. He or she shall deposit funds of the Company in such bank or banks, trust company or trust companies, or with such firm or firms doing a banking business as may be designated by the Member or by the President if the Member does not do so. He or she may endorse for deposit or collection all checks, notes and similar instruments payable to the Company or to its order. He or she shall keep accurate books of account of the Company’s transactions, which shall be the property of the Company, and together with all of the property of this Company in his or her possession, shall be subject at all times to the inspection and control of the Member. In addition to the foregoing, the Treasurer shall have such duties as may be prescribed or determined from time to time by the Member or by the President if the Member does not do so.

(iv) Assistant Secretaries and Treasurers. Assistants to the Secretaries and Treasurers may be appointed by the President or elected by the Member and shall perform such duties and have such powers as shall be delegated to them by the President or the Member.

SECTION 8. EXCULPATION AND INDEMNIFICATION. No Covered Person (as defined below) shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith in connection with the formation of the Company or on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement and for expenses actually and reasonably incurred in connection with the defense of a civil or criminal action, suit or proceeding in which the Covered Person is made a party, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions or in respect of such expenses for any matter as to which the Covered Person is adjudged in the action, suit or proceeding to be liable for negligence or misconduct in the performance of duty; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Coveted Person is not entitled to be indemnified as authorized in this Section.

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For purposes of this Section, the term “Covered Person” means the Member, any officers, directors, shareholders, partners, employees, representatives or agents of the Member and any officer, employee or agent of the Company.

SECTION 9. ADMISSION OF ADDITIONAL MEMBERS. One or more additional members of the Company may be admitted to the Company with the written consent of the Member. In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Member.

SECTION 10. DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up only upon the occurrence of any of the following events:

(a) the determination of the Member to dissolve the Company; or

(b) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

If the Company is required to wind up its affairs and liquidate its assets, it will first pay or make provision to pay all of its obligations as required by law and any assets remaining will be distributed to the Member.

SECTION 11. AMENDMENTS. This Agreement may be modified, altered, supplemented or amended by the sole Member by a writing that refers to this Agreement.

SECTION 12. GOVERNING LAW. This Agreement is governed by and is to be construed under the laws of the State of Delaware, without giving effect to its rules of conflicts of laws.

EXECUTED by the undersigned as of the date first written above.

INTERCALL, INC., a Delaware corporation

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Chief Financial Officer

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